Exhibit 5.1

[Kevin P. Delaney letterhead]

March 15, 2006

Quanex Corporation

1900 West Loop South, Suite 1500

Houston, Texas 77027

Ladies and Gentlemen:

I am the Senior Vice President-General Counsel and Secretary of Quanex Corporation, a Delaware corporation (the “Company”). As such, I have advised the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,750,000 shares (the “Shares”) of the Company’s common stock, $.50 par value, and accompanying Rights to purchase Series A Junior Participating Preferred Stock (the “Rights”), to be offered upon the terms and subject to the conditions set forth in the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”).

In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission with respect to the Shares.

I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

(i)             the Shares and acompanying Rights have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable; and

(ii)          the Rights are, subject to the terms of that certain Third Amended and Restated Rights Agreement dated as of September 15, 2004 between the Company and Wells Fargo Bank, N.A. as Rights Agent, binding obligations of the Company.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

The enforceability of the Rights may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under such documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and (d) judicial discretion.

The opinion expressed in paragraph (ii) hereof is further subject to the limitations that:

(a) I have assumed that the triggering event causing the issuance of the preferred stock pursuant to the Rights occurs on the date hereof, when the Company has sufficient authorized but unissued shares of preferred stock fully to provide for the exercise of the outstanding Rights.

(b) I express no opinion as to how a particular court, in the exercise of its equitable powers, would treat the Rights or whether it would enforce the Rights, in light of all the facts and circumstances existing at the time of a triggering event causing the issuance of the preferred stock pursuant to the Rights.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/	Kevin P. Delaney
Kevin P. Delaney